Filed Pursuant to Rule 424(b)(3) Registration No. 333-50568

Prospectus Supplement
Dated May 31, 2001
to Prospectus dated April 20, 2001

10,000 Class A Units—$10 million minimum offering
20,000 Class A Units—$20 million maximum offering

Badger State Ethanol, LLC
$1,000 per Unit

    Badger State Ethanol, LLC, a Wisconsin limited liability company, has registered 20,000 Class A units that may be offered by this Prospectus Supplement and the accompanying Prospectus from time to time.

    This Prospectus Supplement is qualified in its entirety by reference to our more detailed information and financial statements, including the notes thereto, appearing or incorporated by reference herein or in the accompanying Prospectus dated April 20, 2001. All references in this Prospectus Supplement to the "Prospectus" are to our Prospectus dated April 20, 2001, accompanying this Prospectus Supplement. You should carefully read the Prospectus and this Prospectus Supplement before deciding to invest.

Recent Developments

    On October 11, 2000, we entered into a development agreement with the City of Monroe for a site to construct our proposed ethanol plant and for site improvements. If we obtain financing of at least $7 million for improvements to the proposed site by June 1, 2001, Monroe will provide us with:

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  A site that is at least 25 acres;

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  A sanitary sewer lateral to the proposed ethanol plant sufficient to meet our sewage needs;

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  A water lateral to the proposed ethanol plant sufficient to meet our water requirements;

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  Up to 1,000 cubic yards of crushed rock delivered to the site;

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  A road connecting the proposed ethanol plant to an existing road; and

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  Rough grading the site and installing erosion control facilities as may be necessary to allow us to construct the proposed ethanol plant.

    On May 29, 2001, we amended our agreement with Monroe to extend the date by which we must secure financing of at least $7 million from June 1, 2001 to September 30, 2001. If we do not secure financing for at least $7 million by September 30, 2001, our development agreement will automatically terminate and we will return your investment, without interest, within 30 days.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus dated April 20, 2001. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 31, 2001.